   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 1997

                                                     REGISTRATION NO. 333-34463
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                POST-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                        PRIORITY HEALTHCARE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

      INDIANA                        5122                           35-1927379
  (STATE OR OTHER        (PRIMARY STANDARD INDUSTRIAL                (I.R.S.
  JURISDICTION OF         CLASSIFICATION CODE NUMBER)                EMPLOYER
  INCORPORATION OR                                                IDENTIFICATION
   ORGANIZATION)                                                       NO.)

                           285 WEST CENTRAL PARKWAY
                       ALTAMONTE SPRINGS, FLORIDA 32714
                                (407) 869-7001
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                ROBERT L. MYERS
                                 PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                        PRIORITY HEALTHCARE CORPORATION
                           285 WEST CENTRAL PARKWAY
                       ALTAMONTE SPRINGS, FLORIDA 32714
                                (407) 869-7001
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                  COPIES TO:
       JAMES A. ASCHLEMAN, ESQ.                REBECCA R. ORAND, ESQ.
            BAKER & DANIELS               GREENBERG TRAURIG HOFFMAN LIPOFF
       300 NORTH MERIDIAN STREET                ROSEN & QUENTEL, P.A.
              SUITE 2700                        1221 BRICKELL AVENUE
   INDIANAPOLIS, INDIANA 46204-1782             MIAMI, FLORIDA 33131
            (317) 237-0300                         (305) 579-0500

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as is practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-34463

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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

                               EXPLANATORY NOTE

  This Post-Effective Amendment No. 1 (this "Amendment") to the Company's Form S-1 Registration Statement (Registration No. 333-34463) (the "Registration Statement") is being filed pursuant to Rule 462(d) under the Securities Act of 1933 for the sole purpose of filing an exhibit and, accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission (the "Commission"). After giving effect to this Amendment, the Registration Statement consists of the Registration Statement as filed with the Commission at the time it became effective on October 23, 1997, as supplemented by this Amendment consisting of the facing page, this Explanatory Note, Part II of this Amendment, a signature page, the Exhibit Index and Exhibit 11 filed herewith.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES

  (a) EXHIBITS

    The list of exhibits is incorporated by reference to the Index to Exhibits beginning on page E-1.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN INDIANAPOLIS, INDIANA ON OCTOBER 24, 1997.

                                          Priority Healthcare Corporation

                                                  /s/ Robert L. Myers
                                          By: _________________________________
                                                     Robert L. Myers,
                                                       President and
                                                  Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED BELOW ON OCTOBER 24, 1997.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


        */s/ William E. Bindley             Chairman of the Board
___________________________________________
            William E. Bindley

          /s/ Robert L. Myers               President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
              Robert L. Myers

        */s/ Donald J. Perfetto             Chief Financial Officer (Principal
___________________________________________   Financial and Accounting Officer)
            Donald J. Perfetto

       */s/ Michael D. McCormick            Director
___________________________________________
           Michael D. McCormick

        */s/ Thomas J. Salentine            Director
___________________________________________
            Thomas J. Salentine


         /s/ Robert L. Myers
*By _________________________________
          Robert L. Myers
          Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                                     SEQUENTIAL
  EXHIBIT                                                               PAGE
  NUMBER                     DOCUMENT DESCRIPTION                      NUMBER
  -------                    --------------------                    ----------
 1         Form of Underwriting Agreement.
 3-A       Restated Articles of Incorporation of the Registrant.
 3-B       By-Laws of the Registrant, as amended to date.
 3-C       Articles of Restatement of the Restated Articles of In-
           corporation of the Registrant.
 5         Opinion of Baker & Daniels.
 10-A      Administrative Services Agreement between the Regis-
           trant and BWI.
 10-B      Tax Sharing Agreement between the Registrant and BWI.
 10-C      1997 Stock Option and Incentive Plan of the Registrant.
 10-D      Outside Directors Stock Option Plan of the Registrant.
 10-E      Termination Benefits Agreement between the Registrant
           and Robert L. Myers dated July 1, 1996.
 10-F      (i) Employment Agreement between the Registrant and Me-
           lissa E. McIntyre dated June 1, 1997; and (ii)
           Noncompete Agreement between the Registrant and Melissa
           E. McIntyre dated June 1, 1997.
 10-G      (i) Employment Agreement between the Registrant and
           William M. Woodard dated June 1, 1997; and (ii)
           Noncompete Agreement between the Registrant and William
           M. Woodard dated June 1, 1997.
 10-H      (i) Employment Agreement between the Registrant and Guy
           F. Bryant dated June 1, 1997; and (ii) Noncompete
           Agreement between the Registrant and Guy F. Bryant
           dated June 1, 1997.
 10-I      (i) Employment Agreement between the Registrant and
           Donald J. Perfetto dated June 23, 1997; and (ii)
           Noncompete Agreement between the Registrant and Donald
           J. Perfetto dated June 23, 1997.
 10-J      (i) Employment Agreement between the Registrant and
           Steven D. Cosler dated June 1, 1997; and (ii)
           Noncompete Agreement between the Registrant and Steven
           D. Cosler dated June 1, 1997.
 10-K      Subordinated Promissory Note between the Registrant and
           BWI.
 10-L      Indemnification and Hold Harmless Agreement between the
           Registrant and BWI.
 10-M      Consulting Agreement dated as of January 1, 1995, by
           and among the Registrant, BWI and Martin A. Nassif.
 10-N      Revolving Credit Promissory Note between the Registrant
           and BWI.
 11*       Computation of Pro Forma Earnings Per Share.
 21        Subsidiaries of the Registrant.
 23-A      Consent of Price Waterhouse LLP.
 23-B      Consent of Baker & Daniels (contained in Exhibit 5).
 23-C      Consent of Richard W. Roberson.
 23-D      Consent of Rebecca M. Shanahan.
 24        Power of Attorney (included on signature page).
 27        Financial Data Schedule.

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*Filed with this amendment. All other listed exhibits were filed with the Form
   S-1 Registration Statement (File No. 333-34463) filed with the Commission on August 27, 1997, as amended.

                                      E-1